Exhibit 10.24

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made and entered into effective as of March 5, 2021 (the “Effective Date”) by and between Colfax Corporation, a Delaware corporation (the “Company”), and [_______] (the “Employee”).

WHEREAS, the Company considers the continued availability of the Employee’s services to be in the best interest of the Company and its stockholders, and desires to reduce (a) the potential distraction of the Employee occasioned by the possibility of a Change in Control of the Division for which the Employee performs services, and (b) the likelihood that the Employee would seek other employment following the announcement of a Change in Control of the Division and if such announced transaction were not consummated, the Division would be seriously harmed.

NOW, THEREFORE, in consideration of these promises, the parties agree that the following shall constitute the agreement between the Company and the Employee:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary:

1.01 “Administrator” shall mean the Board or its delegate.

1.02 “Board” shall mean the Board of Directors of the Company.

1.03 “Cause” shall mean Employee shall have committed: (i) an intentional act of fraud, embezzlement or theft in connection with your duties or in the course of Employee’s employment with the Company; (ii) intentional wrongful damage to property of the Company; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company; (iv) an act or omission resulting in conviction of a criminal offense (other than minor traffic offenses); (v) intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty; or (vi) any such act shall have been materially harmful to the Company taken as a whole. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause under this Agreement unless and until there has been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board of Directors (the “Board”) of the Company then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Employee had committed an act set forth above and specifying the particulars thereof in detail. Nothing in this Agreement shall limit Employee’s right or the right of your beneficiaries to contest the validity or propriety of any such determination.

1.04 “Change in Control” means and includes the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a sale or other disposition of all or substantially all of the Division’s assets in any single transaction or series of related transactions to any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company). Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Change in Control hereunder if it is (i) effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company in substantially the same proportions of their ownership after the transaction, or (ii) where there is a Spin Off.

1.05 “Change in Control Termination” shall mean a termination of employment of the Employee during the Protected Period for which a Notice of Termination has been provided to the other party where such termination results from (a) termination by the Company or a party effecting a Change in Control of the Company other than for Employee’s death, Employee’s Permanent Disability or for Cause, or (b) the Employee resigns with Good Reason.

1.06 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.07 “Date of Termination” shall mean the date, as the case may be, for the following events: (a) if the Employee’s employment is terminated by death, the date of death; (b) if the Employee’s employment is terminated due to a Permanent Disability, thirty (30) days after the Notice of Termination is given (provided that the Employee shall not have returned to the performance of his or her duties on a full-time basis during such period); (c) if the Employee’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination; (d) if the Employee’s employment is terminated in a Change in Control Termination, the date specified in the Notice of Termination; and (e) if the Employee’s employment is terminated for any other reason, fifteen (15) days after delivery of the Notice of Termination unless otherwise agreed by the Employee and the Company.

1.08 “Disability” shall mean that Employee has become permanently disabled within the meaning of, and begin actually to receive disability benefits pursuant to, the long-term disability plan in effect immediately prior to the date of this Agreement for key employees of the Company.

1.09 “Division” shall mean the fabrication technology business division under the ESAB brand.

1.10 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.11 “Good Reason” shall mean the occurrence of any of the following, without the Employee’s express written consent, within a Protected Period: (i) if there is a Change in Control and Employee does not continue to report to the principal executive officer of the most senior resulting entity of the affiliated group of which the Division is a member; (ii) a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company which Employee held immediately prior to entering into this Agreement, a material reduction in the aggregate of Employee’s base salary and incentive pay opportunity to which (s)he was entitled immediately prior to entering into this Agreement or the termination of Employee’s rights to any material employee benefits to which (s)he was entitled immediately prior to the entering into this Agreement or a material reduction in scope or value thereof; or (iii) the Company or its successor shall relocate its principal executive offices, Employee is required to have Employee’s principal assigned location of work changed, to any location which shall be in excess of fifty (50) miles from the location thereof immediately prior to entering into this Agreement or Employee is required to travel away from Employee’s office in the course of discharging Employee’s responsibilities or duties significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of Employee prior to Employee entering into this Agreement; provided, that Good Reason shall not exist unless and until Employee provides the Company or a successor with written notice of the act(s) alleged to constitute Good Reason within thirty (30) calendar days of the occurrence of such act(s) and describing such act(s) in reasonably sufficient detail to allow the Company or a successor to cure the act(s), and the Company or a successor fails to cure such act(s) within thirty (30) calendar days of receipt of such notice. Further, Employee must then exercise Employee’s right to terminate Employee’s employment for Good Reason within sixty (60) calendar days thereafter, in order for the termination to be for Good Reason.

1.12 “Notice of Termination” shall mean a written notice that indicates the Date of Termination and the basis for termination, including in the case of resignation for Good Reason, the particular facts and circumstances asserted as giving rise to Good Reason.

1.13 “Permanent Disability” shall mean if, as a result of the Employee’s Disability, the Employee shall have been absent from his or her duties with the Company on a full-time basis for a total of six (6) months of any consecutive eight (8) month period.

1.14 “Protected Period” shall mean a period (a) commencing upon the earlier of (i) execution by the Company of a definitive agreement, the consummation of which would constitute a Change in Control (and such Change in Control contemplated by the definitive agreement does in fact occur) or (ii) ninety (90) days prior to a Change in Control, and (b) ending eighteen (18) months after such Change in Control.

1.15 “Separation from Service” means the date upon which the Employee dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. To the greatest extent permissible consistent with Section 409A, a Separation from Service shall include any termination of the employee-employer relationship between the Employee and the Company for any reason, voluntary or involuntary, with or without Cause, including, without limitation, a termination by reason of resignation (whether for Good Reason or otherwise), discharge (with or without Cause), Permanent Disability, death or retirement.

1.16 “Spin Off” shall mean the completion of the strategic transaction announced by the Company on March 4, 2021, which will separate the Division into a standalone publicly traded company, whether by distribution of all or the majority of the Division’s equity owned by the Company to the Company’s shareholders or otherwise.

2. Term. This Agreement shall terminate if (a) the Agreement is mutually terminated by the parties, or (b) Employee’s employment is terminated in a manner that does not constitute a Change in Control Termination. Notwithstanding the foregoing, this Agreement shall not terminate and the Company shall not be entitled to deliver such notice of termination while the Company or a Division is party to a definitive agreement, the consummation of which would constitute a Change in Control.

3. Compensation Upon Change in Control Termination.

3.01 Change in Control Termination Payments. If there is a Change in Control Termination, then, subject to Section 3.02 and provided that the Employee executes and does not revoke the release of claims and separation agreement attached hereto as Exhibit A (the “Release”) and provided such Release becomes effective (without having been revoked) by the 60th day following Employee’s Separation from Service or such earlier date required by the release (such effectiveness deadline, the “Release Deadline”), the Employee shall receive the following payments, which are in addition to any amounts owed to Employee pursuant to any retention agreement, payments or benefits Employee is entitled to under the Colfax Executive Severance Plan, and/or as earned but unpaid wages through the Date of Termination and accrued but unused vacation, if any, through the Date of Termination. Notwithstanding any provision of this Agreement to the contrary, no payment or benefit shall be provided to the Employee pursuant to this Agreement unless a Change in Control is consummated within the Protected Period. No payments will be paid until the Release becomes effective. If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement.

(a) An amount equal to two-hundred percent (200%) the Employee’s annual base salary. For purposes of this clause, base salary shall be defined as the greater of (x) the Employee’s base salary at the time of the Change in Control or (y) the Employee’s base salary at the time of the Change in Control Termination. Such cash payment shall be payable in a single sum on the later of (i) sixtieth (60th) day following the Employee’s Separation from Service or (ii) the date of the Change in Control, provided if such sixty (60) day period spans two calendar years the Employee shall not have the right to designate the calendar year of payment.

(b) An amount equal to the greatest of (x) two-hundred percent (200%) of the Employee’s full Target Bonus pursuant to the Company’s Annual Incentive Plan for the last full fiscal year of the Company preceding the Change in Control Termination, or (y) two-hundred percent (200%) of the Employee’s full Target Bonus pursuant to the Annual Incentive Plan for the full fiscal year of the Company in which the Change in Control Termination occurs. Such cash payment shall be payable in a single sum on the later of (i) sixtieth (60th) day following the Employee’s Separation from Service or (ii) the date of the Change in Control, provided if such sixty (60) day period spans two calendar years the Employee shall not have the right to designate the calendar year of payment.

3.02 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Employee would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this Section 3.02(a), would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Employee’s receipt, on an after-tax basis, of the greatest amount of the Payments. Any reduction in the Payments required by this Section will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards. If two or more equity awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.

(b) Determination by Tax Firm. The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and Employee shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Employee as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Employee.

4. Limitation on Rights.

4.01 No Employment Contract. This Agreement shall not be deemed to create a contract of employment between the Company and the Employee and shall not create any right in the Employee to continue in the Company’s employment for any specific period of time. This Agreement shall not restrict the right of the Company to terminate the employment of Employee for any reason, or no reason at all, or restrict the right of the Employee to terminate his or her employment.

4.02 No Other Exclusions. This Agreement shall not be construed to exclude the Employee from participation in any other compensation or benefit programs in which he or she is specifically eligible to participate either prior to or following the Effective Date of this Agreement, or any such programs that generally are available to other employee personnel of the Company.

5. No Mitigation. The Employee shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any cash payments or benefits provided under this Agreement be reduced by any compensation or benefits earned by the Employee after his or her Date of Termination.

6. Tax Matters.

6.01 Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

6.02 Section 409A. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto, “Section 409A”) so as not to subject the Employee to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Employee. However, the Company does not guarantee any particular tax effect for income provided to the Employee pursuant to this Agreement. In any event, except for the

Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Employee, the Company shall not be responsible for the payment of any taxes, penalties, interest, costs, fees, including attorneys’ fees or accountants’ fees, or other liability incurred by the Employee in connection with compensation paid or provided to the Employee pursuant to this Agreement. Notwithstanding anything else contained herein to the contrary, nothing in this Agreement is intended to constitute, nor does it constitute, tax advice, and in all cases, the Employee should obtain and rely solely on the tax advice provided by the Employee’s own independent tax advisors (and not the Company, any of the Company’s affiliates, or any officer, employee or agent of the Company or any of its affiliates).

7. Miscellaneous.

7.01 Administration. The Administrator shall administer this Agreement and the benefits provided for herein.

7.02 Assignment and Binding Effect. No right or interest to or in this Agreement, or any payment or benefit to the Employee under this Agreement shall be assignable by the Employee except by will or the laws of descent and distribution. No right, benefit or interest of the Employee hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process or assignment by operation of law. Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentences shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude the Employee from designating one or more beneficiaries to receive any amount that may be payable to the Employee under this Agreement after his or her death and shall not preclude the legal representatives of the Employee’s estate from assigning any right hereunder to the person or persons entitled thereto under his or her will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his or her estate. However, this Agreement shall be assignable by the Company to, binding upon and inure to the benefit of any successor of the Company, and any successor shall be deemed substituted for the Company upon the terms and subject to the conditions hereof.

7.03 No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

7.04 Rules of Construction.

(a) This Agreement has been executed in, and shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

(b) Captions contained in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

(c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto will not be materially or adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

7.05 Notices. Any notice required or permitted by this Agreement shall be in writing, delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service (regularly providing proof of delivery) or by facsimile or telecopy, addressed to the Board and the Company and, if other than the Board, the Administrator, at the Company’s then principal office, or to the Employee at the address set forth in the records of the Company, as the case may be, or to such other address or addresses the Company or the Employee may from time to time specify in writing. Notices shall be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; and (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission.

7.06 Modification. This Agreement may be modified only by an instrument in writing signed by the Employee and an authorized representative of the Company.

7.07 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Employee concerning the subject matter hereof, and supersedes all other agreements, whether written or oral, with respect to such subject matter (including, but not limited to, (a) any Change in Control Agreement previously entered into by the Company and the Employee and (b) any conflicting provision in any past or future equity award agreements, unless such future equity award agreements specifically reference this Agreement and specify that such equity award agreement is intended to supersede some portion of this Agreement). Notwithstanding the foregoing, this Agreement does not affect or supersede the Employee’s right to participate in the Company’s Change in Control Plan. This is an integrated agreement. For the avoidance of doubt, this Agreement does not supersede any retention agreement or confidentiality, non-solicitation, non-competition or similar agreements.

7.08 Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Copies of such signed counterparts may be used in lieu of the originals for any purpose.

7.09 Good Faith Determinations. No member of the Board shall be liable, with respect to this Agreement, for any act, whether of commission or omission, taken by any other member of the Board or by any officer, agent, or employee of the Company, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself. The Company shall indemnify and hold harmless each member of the Board from and against any liability or expense hereunder, except in the case of such member’s own bad faith.

7.10 Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of or relating in any way to the subject matter contained herein, shall be submitted to final and binding arbitration. Any arbitration hereunder shall be in Wilmington, Delaware before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the subject matter contained herein. The parties further agree that in any proceeding to enforce the terms of this Agreement, the nonprevailing party shall pay (1) the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with resolution of the dispute in addition to any other relief granted, and (2) all costs of the arbitration, including, but not limited to, the arbitrator’s fees, court reporter fees, and any and all other administrative costs of the arbitration, and that the nonprevailing party promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost.

COLFAX CORPORATION	EMPLOYEE

By:
Name:	Name:

Title:

Date:	Date:

EXHIBIT A

RELEASE OF CLAIMS AND SEPARATION AGREEMENT

This Release of Claims and Separation Agreement (the “Release”) is made by and between Colfax Corporation, a Delaware corporation (the “Company”) and                  (“Employee”). The Employee and the Company may be referred to herein as the “Parties.”

WHEREAS, if there is a Change in Control, and subject to the terms and conditions of the CIC Agreement, including the requirement to execute and not revoke this Release, Employee shall receive the severance payments set forth in the Employee’s Change in Control Agreement, dated [                ], 2021 (the “CIC Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and benefits set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Separation Payments. In consideration for Employee signing and not revoking this Release and complying with Employee’s obligations under the CIC Agreement and obligations hereunder, the Company will provide the severance payments to Employee as provided in the CIC Agreement.

2. Release and Covenant Not To Sue. In exchange for the payments set forth in the CIC Agreement, Employee, on behalf of Employee and Employee’s heirs, administrators, executors, and assigns, forever releases the Company and its subsidiaries and each of the Company’s and its subsidiaries’ successors, assigns, predecessors, affiliates, divisions, directors, officers, shareholders, employees, representatives, agents, counsel, and insurers, and any persons acting with them (collectively “Releasees”) from, and covenants not to bring suit or otherwise institute legal proceedings against any of them arising in whole or in part from, all claims that Employee now has or may have or that Employee may hereafter have of any nature whatsoever, that arose out of or are related to any matter occurring prior to the execution date, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to claims arising out of the CIC Agreement, the Employee’s employment with the Company, and including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §2000e, et seq.); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981, 1983, 1985, et seq.); the Americans with Disabilities Act of 1990 (“ADA”); the Employment Retirement Income Security Act of 1974 (“ERISA”); the Fair Labor Standards and the Equal Pay Acts (“FLSA”); the Family and Medical Leave Act (“FMLA”); Age Discrimination in Employment Act (“ADEA”); Older Worker Benefit Protection Act (“OWBPA”); the Workers Adjustment and Retraining Notification Act (“WARN”); the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); Occupational Health & Safety Act (“OSHA”); and any similar state or local or other applicable jurisdiction’s laws; claims relating to any rights under company policies or otherwise relating to compensation or benefits (including but not limited to sales commission); claims for damages of any kind and nature including compensatory, general, special or punitive; and/or claims for attorney’s fees and/or costs. This Release does not waive any right that cannot be waived by law.

Employee hereby represents and warrants that (s)he has not filed or reported any claims or complaints in any forum and that (s)he has not assigned to any third party or filed with any agency or court any claim released by this paragraph 2, except for any claims, reports or information filed with or provided to the Securities and Exchange Commission (the “SEC”) or other government agency or court confidentially pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Employee is not waiving any claim for workers’ compensation, although Employee acknowledges (s)he has not sustained a work-related injury or illness. Nothing in this Release prohibits Employee from filing a charge with the Equal Employment Opportunity Commission, National Labor Relations Board or a comparable state or local administrative agency related to Employee’s employment or separation of employment. Employee does forever waive his right to recover or receive any monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from the Company and/or Releasees relating to any matter whatsoever up to the date of this Release. However, nothing in this Release (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit Employee from receiving a reward from the SEC or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.

3. Consideration of Agreement by Employee.

(a) The Company hereby advises Employee and Employee acknowledges that Employee has been so advised, to consult with an attorney before executing this Release.

(b) Employee acknowledges that, before entering into this Release, Employee had twenty-one (21) calendar days after receipt of this Release (the “Consideration Period”) to consider this Release before signing it. Employee and the Company agree that no changes to this Release will re-start the Consideration Period. If Employee signs this Release, the date on which he signs the Release shall be the “Execution Date.” In the event Employee executes and returns this Release prior to the end of the Consideration Period, he acknowledges that his decision to do so was voluntary and that he had the opportunity to consider this Release for the entire Consideration Period.

(c) The Parties agree that this Release will not become effective until seven (7) calendar days after the Execution Date and that Employee may, within seven (7) calendar days after the Execution Date, revoke the Release in its entirety by providing written notice to the General Counsel at the Company. If written notice of revocation is not received by the Company by the 8th day after the execution of this Release, this Release will become effective and enforceable on that day (the “Effective Date”).

4. Employee’s Representations and Warranties. By Employee’s signature below, Employee represents and warrants that: (i) Employee is not aware of any unpaid wages, vacation, bonuses, expense reimbursements, or other amounts owed to Employee by the Company; (ii) however, to the extent Employee is aware of any claims for unpaid wages, severance, benefits, bonuses, commissions, and other compensation of any kind, there is a bona fide dispute between the Parties regarding the fact of and amount of such claims, and Employee further agrees to release such claims and acknowledges that Employee’s release is not barred or void under California Labor Code section 206.5; (iii) Employee is not aware of any violations by the Company of any applicable laws, including without limitation, the Sarbanes-Oxley Act of 2002, the Foreign Corrupt Practices Act, or any other state or federal laws, regulations, or ordinances applicable to Employee’s employment or to the Company’s financial operations and dealings; however, to the extent Employee has been aware of any violation(s), Employee has complied with all legally-mandated reporting requirements; (iv) Employee has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former the Company employees. The Company’s obligations under the CIC Agreement are contingent upon Employee’s compliance with all terms and conditions provided for herein.

THE PARTIES HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

COLFAX CORPORATION

Dated:	By:
Name:
Title:

EMPLOYEE

Dated:	Signature:
Name: